SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                February 2, 2004

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                    Commission               IRS Employer
jurisdiction                      File Number              Identification
of incorporation                                           Number

Delaware                            1-3492                 No. 75-2677995


                            1401 McKinney, Suite 2400
                              Houston, Texas 77010
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-759-2600

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         INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

         On February 2, 2004 registrant issued a press release entitled "Halliburton Says War-Time Conditions Make It Hard to `Guess Who Is Coming To Dinner.'"

         The text of the press release is as follows:

              HALLIBURTON SAYS WAR-TIME CONDITIONS MAKE IT HARD TO
                         "GUESS WHO IS COMING TO DINNER"

 -- Company working with government to improve estimates on meal preparations for troops --

HOUSTON, Texas - Halliburton today said it is working with the US government to improve meal planning and preparation for troops in the Middle East. The issue was raised following a routine audit question from the Defense Contracting Audit Agency (DCAA). There have been no conclusions reached and this is a normal part of the audit process for the DCAA to raise questions and request additional materials.

What is certainly unusual, unprecedented and disturbing is for unidentified "sources" to publicly comment on specifics of questions until conversations with DCAA are complete.

"We have served more than 50 million meals to soldiers in the past year and any assignment of this size is, of course, going to be subject to question. This is not about charges. This is about finding a good way to estimate the number of meals so soldiers can get fed," said Randy Harl, president and chief executive officer, KBR. "We plan, purchase and prepare meals based on estimates. At times, soldiers are on leave or troops are shifted to other locations. KBR is working with the government to improve the counting method."

It is difficult to determine how many people will be at the dinner table in the middle of a war zone and must be based on estimates. This is not a neighborhood restaurant where you can quickly total up all the dinner tabs.

This is a complicated logistical operation to make sure the soldiers are fed. Security issues are a major factor in determining an estimate for meals. For example, commanders do not want troops "signing in" for meals due to the concern for safety of the soldiers; nor do they want troops waiting in lines to get fed. It is important to keep in mind that KBR also provides meals for other civilians that support the military and all of these dining patrons are constantly on the move in the region.

The government works with KBR to determine the count for the dining facilities in Kuwait and Iraq.

KBR agreed to withhold from future billing of the subcontractor's charges while the company works with the government to improve the counting method. KBR has a responsibility to clients and it is important to understand that this is not any sort of "admission". It is an agreement to temporarily delay billing while KBR and the government jointly determine the best way to estimate how many meals to prepare. It is part of KBR's job to be good stewards of taxpayers' dollars.

When KBR was tasked to provide dining services in Iraq and Kuwait the first priority was getting food to the troops in a dangerous and hostile environment.

Halliburton is resolved to support the military while also carrying out the important responsibility to maintain oversight in the expenditure of funds. Our employees have had a significant and positive impact on the quality of life for troops and are risking their lives everyday, while providing troops housing, meals, mail and other vital services.

KBR will continue to work with all government agencies to establish that the company's contracts are not only good for the United States but also that Halliburton is the best and most qualified contractor to perform these difficult and dangerous tasks. This is a routine process in government contracting. KBR has always worked with the DCAA and will continue to work with them in the future. At times, KBR and DCAA have disagreed on issues that were subject to audit, but the company and the DCAA have always been able to work through these issues.

Halliburton has a 60 year history of working with the government. KBR helped build U.S. war ships in World War II, as well as projects in Somalia, Rwanda, Haiti and the Balkans. Halliburton also helped put out more than half of the oil well fires in Kuwait during the 1991 Gulf War and now are working in Iraq.

                                      ###

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            HALLIBURTON COMPANY




Date:     February 2, 2004                  By: /s/ Margaret E. Carriere
                                               ----------------------------
                                                    Margaret E. Carriere
                                                    Vice President and Secretary